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                                                                     EXHIBIT 2.3


                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT dated as of November 19, 1998 (the "Agreement") is entered into by and between Integrated Process Equipment Corp., a Delaware corporation ("IPEC"), and SpeedFam International, Inc., an Illinois corporation ("SpeedFam").

                                    RECITALS

         WHEREAS, concurrently with the execution and delivery of this Agreement, IPEC, SpeedFam and SpeedFam, Inc., a Delaware corporation and a wholly owned subsidiary of SpeedFam ("Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, IPEC and SpeedFam will enter into a business combination transaction to pursue their long-term business strategies (the "Merger"); and

         WHEREAS, as a condition to SpeedFam's willingness to enter into the Merger Agreement, SpeedFam has requested that IPEC agree, and IPEC has so agreed, to grant to SpeedFam an option to acquire shares of IPEC's Common Stock, $.01 par value per share together with any associated rights ("IPEC Rights") under the IPEC Preferred Share Rights Agreement dated March 5, 1997, as amended, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GRANT OF OPTION

         IPEC hereby grants to SpeedFam an irrevocable option (the "Option") to acquire up to a number of shares of the Common Stock, $.01 par value per share, of IPEC ("IPEC Shares") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "Option Shares") (provided that the Option Shares shall not upon timely issuance constitute more than 19.9% of the then issued and outstanding IPEC Shares), in the manner set forth below (i) by paying cash at a price of $10.56 per share (the "Exercise Price") and/or, at SpeedFam's election,
(ii) by exchanging therefor shares of the Common Stock, no par value, of SpeedFam ("SpeedFam Shares") at a rate (the "Exercise Ratio"), for each Option Share, of a number of SpeedFam Shares equal to the Exercise Price divided by the closing sale price of SpeedFam Shares on The Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise. All references in this Agreement to IPEC Shares or Option Shares shall be deemed to include the associated IPEC
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Rights. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

Section 2. Exercise of Option; Maximum Proceeds

         (a) The Option may be exercised by SpeedFam, in whole or in part, at any time or from time to time, (i) immediately prior to the consummation of a tender or exchange offer for 15% or more of any class of IPEC's capital stock,
(ii) upon the occurrence of all of the events specified in Section 7.3(b)(ii) of the Merger Agreement, (iii) if and when the Board of Directors of IPEC shall have withheld, withdrawn or modified in a manner adverse to SpeedFam its recommendation that the stockholders of IPEC approve and adopt the Merger Agreement and approve the Merger, or decides to postpone or not hold the IPEC Stockholders' Meeting, after receipt of and in connection with an Acquisition Proposal with respect to IPEC and at that time there shall not have occurred a Material Adverse Effect (as defined in the Merger Agreement) on SpeedFam or (iv) if and when the Board of Directors of IPEC recommends a IPEC Superior Proposal to the stockholders of IPEC (any of the events specified in clauses (i), (ii), (iii) or (iv) of this sentence being referred to herein as an "Exercise Event"). In the event SpeedFam wishes to exercise the Option, SpeedFam shall deliver to IPEC a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid. Each closing of a purchase of Option Shares (a "Closing") shall occur on a date and at a time prior to the termination of the Option designated by SpeedFam in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing shall be held at the principal offices of IPEC.

         (b) Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 15% or more of any class of IPEC's capital stock (and/or during any time which such a tender or exchange offer remains open), SpeedFam may deliver to IPEC an Exercise Notice (a "Conditional Exercise Notice") specifying that it wishes to exercise and close a purchase of Option Shares immediately prior to the consummation of such tender or exchange offer. Unless the Conditional Exercise Notice is withdrawn by SpeedFam, the Closing of a purchase of Option Shares specified in a Conditional Exercise Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Exercise Notice shall be void and of no further force and effect.

         (c) The Option shall terminate upon the earliest of (i) the Effective Time, (ii) 180 days following the termination of the Merger Agreement pursuant to Article VII thereof if an Exercise Event shall have occurred on or prior to the date of such termination, (iii) 12 months following the date on which the Merger Agreement is terminated pursuant to Article VII thereof if (x) there shall have been an IPEC Negative Vote and (y) prior to such IPEC Negative Vote there shall have occurred an Acquisition Proposal with respect to IPEC which shall have been publicly disclosed and not withdrawn, (iv) 12 months following the date on which the Merger Agreement is terminated pursuant to Article VII thereof if prior thereto there shall have commenced a tender or exchange offer for 15% or more of any class of IPEC's capital stock and (v) the date on which the Merger Agreement is terminated if


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neither an Exercise Event, nor both of the events specified in subclauses (x)
and (y) of clause (iii), nor the commencement of a tender or exchange offer for 15% or more of any class of IPEC's capital stock shall have occurred on or prior to such date of termination; provided, however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) SpeedFam shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of SpeedFam contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

         (d) If SpeedFam receives in the aggregate pursuant to Section 7.3(b) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by SpeedFam declared on Option Shares, more than the sum of (x) $6,000,000 plus (y) the Exercise Price multiplied by the number of IPEC Shares purchased by SpeedFam pursuant to the Option, then all proceeds to SpeedFam in excess of such sum shall be remitted by SpeedFam to IPEC.

SECTION 3. CONDITIONS TO CLOSING

         The obligation of IPEC to issue Option Shares to SpeedFam hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable or if SpeedFam shall have delivered to IPEC a Conditional Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, prior to consummation of a tender or exchange offer for shares of IPEC capital stock; provided that neither IPEC nor SpeedFam nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

SECTION 4. CLOSING

         At any Closing, (a) IPEC shall deliver to SpeedFam a single certificate in definitive form representing the number of IPEC Shares designated by SpeedFam in its Exercise


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Notice, such certificate to be registered in the name of SpeedFam and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by SpeedFam to IPEC of the aggregate purchase price for the IPEC Shares so designated and being purchased by delivery of (i) immediately available funds and/or, at SpeedFam's election, (ii) a single certificate in definitive form representing the number of SpeedFam Shares being issued by SpeedFam in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of IPEC and to bear the legend set forth in Section 10 hereof.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF IPEC

         IPEC represents and warrants to SpeedFam that (a) IPEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by IPEC and consummation by IPEC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IPEC and no other corporate proceedings on the part of IPEC are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by IPEC and constitutes a legal, valid and binding obligation of IPEC and, assuming this Agreement constitutes a legal, valid and binding obligation of SpeedFam, is enforceable against IPEC in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, IPEC has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued IPEC Shares for SpeedFam to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional IPEC Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the IPEC Shares and any other securities to SpeedFam upon exercise of the Option, SpeedFam will acquire such IPEC Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by SpeedFam; (f) the execution and delivery of this Agreement by IPEC do not, and the performance of this Agreement by IPEC will not, (i) violate the Certificate of Incorporation or By-Laws of IPEC, (ii) conflict with or violate any order applicable to IPEC or any of its subsidiaries or by which they or any of their property is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of IPEC or any of its subsidiaries pursuant to, any contract or agreement to which IPEC or any of its subsidiaries is a party or by which IPEC or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not,


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individually or in the aggregate, have a Material Adverse Effect on IPEC; (g)
the execution and delivery of this Agreement by IPEC does not, and the performance of this Agreement by IPEC will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity by IPEC except pursuant to the HSR Act or to the extent required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (h) the execution and delivery of this Agreement by IPEC does not, and the performance of this Agreement by IPEC will not, result in any change in the Preferred Stock Conversion Rates, the Convertible Notes Conversion Price or in any adjustment in the number of shares issuable, or the exercise price payable, upon the exercise of any option or warrant to purchase any class of IPEC capital stock outstanding on the date hereof; and (i) any SpeedFam Shares acquired pursuant to this Agreement will not be acquired by IPEC with a view to the public distribution thereof and IPEC will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF SPEEDFAM

         SpeedFam represents and warrants to IPEC that (a) SpeedFam is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by SpeedFam and the consummation by SpeedFam of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SpeedFam and no other corporate proceedings on the part of SpeedFam are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by SpeedFam and constitutes a legal, valid and binding obligation of SpeedFam and, assuming this Agreement constitutes a legal, valid and binding obligation of IPEC, is enforceable against SpeedFam in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) upon delivery of SpeedFam Shares to IPEC in consideration of any acquisition of IPEC Shares pursuant hereto, IPEC will acquire such SpeedFam Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by IPEC; (e) the execution and delivery of this Agreement by SpeedFam do not, and the performance of this Agreement by SpeedFam will not, (i) violate the Articles of Incorporation or By-Laws of SpeedFam, (ii) conflict with or violate any order applicable to SpeedFam or any of its subsidiaries or by which they or any of their property is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of SpeedFam or any of its subsidiaries pursuant to, any contract or agreement to which SpeedFam or any of its subsidiaries is a party or by which SpeedFam or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on SpeedFam; (f) the execution and delivery of this Agreement by SpeedFam does not, and the performance of


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this Agreement by SpeedFam will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by SpeedFam except pursuant to the HSR Act or the Exchange Act; and (g) any IPEC Shares acquired upon exercise of the Option will not be acquired by SpeedFam with a view to the public distribution thereof and SpeedFam will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

SECTION 7. CERTAIN RIGHTS

         (a) SpeedFam Put. At the request of and upon notice by SpeedFam (the "Put Notice"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "Purchase Period") or in accordance with subparagraph (iv) below, IPEC (or any successor entity thereof) shall purchase from SpeedFam the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by SpeedFam pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below):

                  (i) The difference between the "MARKET/TENDER OFFER PRICE" for IPEC Shares as of the date SpeedFam gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of IPEC Shares on The Nasdaq Stock Market during the twenty
         (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of IPEC Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of IPEC.

                  (ii) The Exercise Price paid by SpeedFam for IPEC Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of IPEC Shares so purchased. If SpeedFam issued SpeedFam Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in Section 1 as if SpeedFam had exercised its right to pay cash instead of issuing SpeedFam Shares.

                  (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 7, IPEC shall not be required to pay SpeedFam in excess of an aggregate of (x)


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         $6,000,000 plus (y) the Exercise Price paid by SpeedFam for IPEC Shares acquired pursuant to the Option minus (z) any amounts paid to SpeedFam by IPEC pursuant to Section 7.3(b) of the Merger Agreement.

                  (iv) Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 15% or more of any class of IPEC's capital stock (and/or during any time which such a tender or exchange offer remains open), SpeedFam may deliver to IPEC a Put Notice (a "Conditional Put Notice") specifying that it wishes to exercise and close immediately prior to the consummation of such tender or exchange offer, a sale to IPEC pursuant to this Section 7(a) of the Option, to the extent not previously exercised, and the Option Shares, if any, acquired by SpeedFam pursuant thereto. Unless the Conditional Put Notice is withdrawn by SpeedFam, the Closing of any such sale specified in a Conditional Put Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Put Notice shall be void and of no further force and effect.

         (b) Redelivery of SpeedFam Shares. If SpeedFam has acquired IPEC Shares pursuant to exercise of the Option by the issuance and delivery of SpeedFam Shares, then IPEC shall, if so requested by SpeedFam, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of SpeedFam Shares only, redeliver the certificate(s) for such SpeedFam Shares to SpeedFam, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by SpeedFam.

         (c) Payment and Redelivery of Option or Shares. In the event SpeedFam exercises its rights under Sections 7(a) or (b), IPEC shall, within ten business days after SpeedFam delivers notice pursuant to Section 7(a), pay the required amount to SpeedFam in immediately available funds (and SpeedFam Shares, if applicable) and SpeedFam shall surrender to IPEC the Option and the certificates evidencing the IPEC Shares purchased by SpeedFam pursuant thereto, and SpeedFam shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by IPEC.

         (d) IPEC Call. If SpeedFam has acquired Option Shares pursuant to exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "Exercise Date") and no Acquisition Proposal with respect to IPEC has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has IPEC entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, IPEC may require SpeedFam, upon delivery to SpeedFam of written notice, to sell to IPEC any IPEC Shares held by SpeedFam as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by SpeedFam pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price


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for such sale (the "IPEC Call Price") shall be equal to the Exercise Price plus interest at 7% per annum, less any dividends paid on the IPEC Shares to be purchased by IPEC pursuant to this Section 7(d). The closing of any sale of IPEC Shares pursuant to this Section 7(d) shall take place at the principal offices of IPEC at a time and on a date designated by IPEC in the aforementioned notice to SpeedFam, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The IPEC Call Price shall be paid in immediately available funds, provided that, in the event SpeedFam has acquired Option Shares pursuant to exercise of the Option by issuance and delivery of SpeedFam Shares, at the option of IPEC, the IPEC Call Price for part or all of any purchase of IPEC Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by SpeedFam by issuance and delivery of SpeedFam Shares, shall be paid by delivery of a number of SpeedFam Shares equal to the IPEC Call Price divided by the closing sale price of SpeedFam Shares on The Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by IPEC pursuant to this Section 7(d) were originally issued to SpeedFam.

         (e) Restrictions on Transfer. Until the expiration of the Purchase Period, IPEC shall not sell, transfer or otherwise dispose of any SpeedFam Shares acquired by it pursuant to this Agreement.

SECTION 8. REGISTRATION RIGHTS

         (a) Following the termination of the Merger Agreement, each party hereto (a "Holder") may by written notice (a "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "Permitted Offering"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on The Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part


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
of the Registrable Securities for cash at a price (the "Option Price" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on The Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

         (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this
Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

         (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration hereunder.


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
         (d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

         (e) Indemnification. (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

         (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

         (iii) Each party entitled to indemnification under this Section 8(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

         (f) Contribution. If the indemnification from the Indemnifying Party provided for in Section 8(e) is found, pursuant to a final judicial determination not subject to appeal, to be unavailable to an Indemnified Party hereunder or insufficient in respect of any claims, losses, damages and liabilities incurred by such Indemnified Party, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the claims, losses, damages and liabilities paid or payable by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions or omissions that resulted in such claims, losses, damages and liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action or omission in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the claims, losses, damages and liabilities referred to above shall be deemed to include any legal or other expenses reasonably incurred by such party in connection with any investigation or proceeding.

SECTION 9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS

         (a) In the event of any change in the IPEC Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that SpeedFam shall receive, upon exercise of the Option, the number and class of shares or other securities or property that SpeedFam would have received in respect of the IPEC Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), SpeedFam shall not adopt a shareholders rights plan (a so-called "poison pill"), and IPEC shall not amend the IPEC Rights Plan or adopt a new shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt (or in the case of IPEC, adopt and/or amend) a shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

SECTION 10. RESTRICTIVE LEGENDS

         Each certificate representing Option Shares issued to SpeedFam hereunder, and each certificate representing SpeedFam Shares delivered to IPEC at a Closing, if any, shall include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION

         AGREEMENT DATED AS OF NOVEMBER 19, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

SECTION 11. LISTING AND HSR FILING

         IPEC, upon the request of SpeedFam, shall promptly file an application to list the IPEC Shares to be acquired upon exercise of the Option for quotation on The Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. SpeedFam, upon the request of IPEC, shall promptly file an application to list the SpeedFam Shares issued and delivered to IPEC pursuant to Section 4, if any, for quotation on The Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the IPEC Shares subject to the Option at the earliest possible date.

SECTION 12. BINDING EFFECT

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of
Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

SECTION 13. SPECIFIC PERFORMANCE

         The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

SECTION 14. ENTIRE AGREEMENT

         This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

SECTION 15. FURTHER ASSURANCES

         Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

SECTION 16. VALIDITY

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

SECTION 17. NOTICES

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):


         (1)      if to IPEC, to:      Integrated Process Equipment Corp.
                                       4717 East Hilton Avenue
                                       Phoenix,  Arizona  85034
                                       Attention:  Roger D. McDaniel
                                       Telephone No.:  (602) 517-7200
                                       Telecopy No.:  (602) 517-6016



                  with a copy to:      Wilson Sonsini Goodrich & Rosati
                                       650 Page Mill Road
                                       Palo Alto, California 94304-1050
                                       Attention:  Francis Currie
                                       Telephone No.: (650) 493-9300
                                       Telecopy No.: (650) 845-5000

         (2)      if to SpeedFam, to:  SpeedFam International Inc.
                                       305 N. 54th Street
                                       Chandler, Arizona  85226-2416
                                       Attention:  ____________________
                                       Telephone No.:  (602) 705-2100
                                       Telecopy No.:  (602) 705-2122



                  with a copy to:      Chapman and Cutler
                                       111 West Monroe Street
                                       Chicago, Illinois  60603
                                       Attention:  Jonathan A. Koff
                                       Telephone No.:  (312) 845-3000
                                       Telecopy No.:  (312) 701-2361


SECTION 18. GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

SECTION 19. COUNTERPARTS

         This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

SECTION 20. EXPENSES

         Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

SECTION 21. AMENDMENTS; WAIVER

         This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

SECTION 22. ASSIGNMENT

         Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                 INTEGRATED PROCESS EQUIPMENT CORP.




                                 By /s/ Roger D. McDaniel
                                    --------------------------------------------
                                    Name: Roger D. McDaniel
                                    Title: President and Chief Executive Officer



                                 SPEEDFAM INTERNATIONAL, INC.




                                 By /s/ Richard J. Faubert
                                    --------------------------------------------
                                    Name: Richard J. Faubert
                                    Title: President and Chief Executive Officer


                                      -17-